Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., April 20, 2007. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported earnings of $190,000 for the third fiscal quarter ended March 31, 2007, compared to earnings of $254,000 for the same quarter in fiscal 2006. For the first nine months of fiscal 2007, net income was $591,000, compared with $1.2 million in the like period a year ago. Last year’s higher year-to-date net earnings resulted largely from an after-tax gain of approximately $414,000 from the sale of a branch banking facility. In addition, higher average market interest rates between the comparative quarterly and year-to-date periods have put upward pressure on deposit and borrowing costs thus further compressing the net interest margin. Noninterest expenses increased significantly between the comparative periods due to the acquisition of Home Building Bancorp, Inc. (HBBI) that was effective October 1, 2006. The greater noninterest expenses also reflect costs associated with the new corporate headquarters and the growth of the commercial lending function.

Third quarter earnings represented 10 cents per average outstanding share (diluted) compared to 17 cents for the quarter ended March 31, 2006. For the first three quarters of the fiscal 2007, diluted earnings per share totaled 34 cents on 1.72 million average shares compared to 75 cents on 1.55 million shares during the same period the preceding year. The greater number of diluted shares was attributed primarily to the 293,946 shares issued in conjunction with the HBBI acquisition.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)
	3/31/2007	6/30/2006
Selected Balance Sheet Data:	(unaudited)
Total assets	364,042	294,551
Investment securities	46,804	34,076
Mortgage-backed securities	37,470	36,645
Loans receivable, net	231,011	186,752
Deposit accounts	248,983	189,341
Short-term borrowings	0	0
Long-term debt	74,995	73,000
Equity capital	34,032	28,206

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	5,085	3,606	14,194	10,423
Interest expense	3,237	2,013	8,774	5,503
Net interest income	1,848	1,593	5,420	4,920
Provision for loan losses	105	65	300	222
Net interest income after provision	1,743	1,528	5,120	4,698
Noninterest income	492	501	1,451	2,171
Noninterest expense	1,996	1,677	5,811	5,145
Income before income taxes
and cumulative effect of a	239	352	760	1,724
change in accounting principle
Income taxes	49	98	169	567
Cumulative effect of change in
accounting principle	0	0	0	0
Net income	190	254	591	1,157

	At or for the three months ended March 31,		At or for the nine months ended March 31,
Selected Financial Ratios:	2007	2006	2007	2006
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.21%	0.36%	0.23%	0.55%
Return on average equity	2.22%	3.52%	2.45%	5.29%
Basic earnings per share	0.11	0.17	0.35	0.77
Diluted earnings per share	0.10	0.17	0.34	0.75
Interest rate spread	2.18%	2.40%	2.28%	2.48%
Net interest margin	2.23%	2.47%	2.35%	2.58%
Other expenses as a % of average total assets	2.17%	2.35%	2.29%	2.46%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.22%	0.25%	0.22%	0.25%
Nonperforming assets as a % of total assets	0.20%	0.16%	0.20%	0.16%
Allowance for loan losses as a % of total loans	0.50%	0.48%	0.50%	0.48%
Allowance for loan losses as a %
of nonperforming loans	226.97%	192.00%	226.97%	192.00%

For further information:
Michael H. Head, President & CEO
(812) 492-8100